EXHIBIT 10.14(b)
AMENDMENT NO. 1 TO AMENDED AND RESTATED
RETIREMENT BENEFIT AGREEMENT
          THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED RETIREMENT BENEFIT AGREEMENT (this “Amendment”) by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”) and Louis J. DeBone (the “Executive”), is made as of April 3, 2006.
          WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Retirement Benefit Agreement dated as of December 31, 2004 (the “Agreement”);
          WHEREAS, the Company and the Executive wish to amend the Agreement, effective as of April 1, 2006, as set forth below;
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Section 2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:
“Upon his Retirement from the Company on or after September 1, 2006 (the “Full Vesting Date”), Executive shall receive the NPV of an annual retirement benefit equal to $150,000 as of the date of such Retirement for a period of fifteen (15) years (the “Retirement Benefit”), paid in accordance with Section 2.6 of this Agreement; provided, however, that if Executive Retires prior to the Full Vesting Date, Executive shall be entitled to receive the NPV of an annual retirement benefit equal to $100,000 for 10 years (“Partial Retirement Benefit”) and paid in accordance with Section 2.6 of this Agreement. If Executive Retires in connection with a Termination without Cause or a Termination for Good Reason (pursuant to the Executive Employment Agreement entered into by and between the Company and Executive effective as of July 1, 2004, as amended (the “Employment Agreement”)) (other than in the event the Executive’s employment is terminated (i) by reason of disability or (ii) by reason of the non-extension or non-renewal of the Employment Agreement), then Executive shall be credited with additional years of service for purposes of vesting under this Section 2.1 equal to the relevant multiplier applied for purposes of computing such severance benefits.”
2.	Section 2.6 of the Agreement is hereby deleted and replaced in its entirety with the following:
“Within ten (10) days following Executive’s Retirement, Executive’s Retirement Benefit or Partial Retirement Benefit, as the case may be, shall be paid to Executive in a lump sum payment equal to the NPV of the Retirement Benefit or Partial Retirement Benefit, as the case may be. Notwithstanding the above, if required by

Section 409A of the Code to avoid the imposition of additional taxes, such payment shall be made on the date that is six (6) months following the date of such Retirement.”
3.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

4.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

5.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN LABORATORIES INC.

By:	/s/ Robert J. Coury

Name: Robert J. Coury
Title: Vice Chairman and CEO

EXECUTIVE

/s/ Louis J. DeBone

Louis J. DeBone

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